Exhibit 10.24 b

M Financial Group

, the Insured

Policy Number

YOUR COVERAGE & POLICY BENEFITS

MK-2946

Provident Life and Casualty Insurance Company

1 Fountain Square, Chattanooga, TN 37402

                                 , the Insured

Policy Number

Disability Income Policy

NON-CANCELLABLE AND GUARANTEED RENEWABLE TO AGE 65, NO CHANGE IN PREMIUM RATES. As long as the premium is paid on time, We cannot change Your Policy or its premium rate until Your 65th birthday.

RENEWAL OPTION AFTER YOU REACH AGE 65. SUBJECT TO CHANGE IN PREMIUM RATES. You may continue Your Policy for a Total Disability benefit with a limited benefit period while You are actively and regularly employed a minimum of 30 hours per week. There is no age limit. This option is explained in Part 4.

Your Right To Cancel. If You are not satisfied with Your Policy, You may cancel it. Return the Policy to Us or Your authorized representative through whom it was purchased by midnight of the tenth day after the date You receive it. If You return the Policy by mail, it must be properly addressed, postage prepaid, and postmarked no later than midnight of that tenth day. Our mailing address is. 1 Fountain Square, Chattanooga, TN 37402. Within ten days after We receive the policy, We will refund any premium You have paid. The Policy will be considered to have never been issued.

Read Your Policy Carefully, It is a legal contract between You and Us.

Signed for by Provident Life and Casualty Insurance Company

President and Chief Executive Officer	Vice President, Corporate Secretary and Assistant General Counsel

C–600–F–04	Page 1

A copy of Your application, added benefits You have purchased, and any added provisions are attached at the back of the Policy.

600	Page 2

POLICY SCHEDULE

Insured —	Policy Number —
Effective Date —	First Renewal Date —
Renewal Term — Twelve Months

Summary of Premium

Non-Tobacco User

Pro-rata premium payable to August 1, 2012:	Your premium will then be:

Annual Premium for Disability Benefits

Annual Premium for Additional Benefits

Total Annual Premium

Your Discounted Annual Premium

Other Premium Paying Methods:

Semi-Annual

Quarterly

Monthly (Insurematic Bank Draft)

Table of Total Disability Benefits

Elimination	Maximum Benefit Periods	Total Disability
Period	For Total Disability	Monthly Amount

180 Days	To Age 65

The Maximum Benefit Periods for Total Disability may change due to Your age at Total Disability. Please see the Maximum Benefit Periods for Total Disability section of the Policy Schedule.

Maximum Benefit Period for Mental Disorders:	Same as the Maximum Benefit
Periods for Total Disability

Benefits for Mental Disorders will be payable for the Maximum Benefit Period for Mental Disorders not to exceed the Maximum Benefit Periods for Total Disability.

Benefits payable beyond the Maximum Benefit Period for Mental Disorders for a hospital confinement due to a Disability from Mental Disorders will in no event exceed the Maximum Benefit Periods for Total Disability.

Your Occupation Period:	Same as the Maximum Benefit
Periods for Total Disability

(Policy Schedule is continued on next page.)

600–NY–F	Page 3

POLICY SCHEDULE (continued)

Maximum Benefit Period for Recovery Benefits:	Same as the Maximum Benefit
Periods for Total Disability

Recovery Benefits will be payable for the Maximum Benefit Period for Recovery Benefits not to exceed the Maximum Benefit Periods for Total Disability.

Maximum Benefit Periods for Total Disability

To Age 65:	Before Age 61	To Age 65
	At Age 61 but before Age 62	48 Months
	At Age 62 but before Age 63	42 Months
	At Age 63 but before Age 64	36 Months
	At Age 64 but before Age 65	30 Months
	At or after Age 65 but before Age 75	24 Months
	At or after Age 75	12 Months

Residual Disability Benefits

Work Incentive Period	Maximum Benefit Period For Residual Disability

12 Months	Same as the Maximum Benefit Periods for Total Disability

Lifetime Continuation Option

Elimination Period	Benefit Amount for Nursing Home and Home Care Insurance Policy	Lifetime Maximum Benefit Amount for Nursing Home and Home Care Insurance Policy

90 Days	per month

600-NY-F	Page 3.(cont.)

INTRODUCTION

This Policy is a legal contract between You and Us. It is issued in consideration of the payment, in advance, of the premium and of Your statements and representations in the application(s). A copy of the application(s) is attached and is part of Your Policy. Omissions and misstatements in the application(s) could cause an otherwise valid claim to be denied or Your Policy to be rescinded.

We agree to pay benefits subject to all of the provisions contained in Your Policy. You agree to do all that would be reasonably expected to mitigate any loss. Loss must begin while Your Policy is in force.

PART 1—DEFINITIONS

THE FOLLOWING WORDS HAVE SPECIAL MEANINGS. THEY ARE IMPORTANT IN DESCRIBING YOUR RIGHTS AND OUR RIGHTS UNDER THE POLICY. REFER BACK TO THESE MEANINGS AS YOU READ YOUR POLICY.

Any Occupation means Any Occupation for which You are reasonably fitted based on education, training or experience.

Complications of Pregnancy means conditions requiring medical treatment prior or subsequent to the termination of pregnancy whose diagnoses are distinct from pregnancy, but which are adversely affected by pregnancy or caused by pregnancy, such as acute nephritis, nephrosis, cardiac decompensation, missed abortion, disease of the vascular, hemopoieatic, nervous, or endocrine systems, and similar medical and surgical conditions of comparable severity; but will not include false labor, occasional spotting, physician prescribed rest during the period of pregnancy, morning sickness and similar conditions associated with the management of a difficult pregnancy not constituting a classifiably distinct complication of pregnancy; hyperemesis gravidarum and pre-eclampsia requiring hospital confinement, ectopic pregnancy which is terminated, and spontaneous termination of pregnancy which occurs during a period of gestation in which a viable birth is not possible; and conditions requiring medical treatment after the termination of pregnancy whose diagnoses are distinct from pregnancy, but which are adversely affected by pregnancy, or caused by pregnancy.

Concurrent Disability means a Disability that is caused by more than one Injury and/or Sickness.

Contest means that We question the validity of coverage under Your Policy by letter to You. This contest is effective on the date We mail the letter and refund the premium to You.

CPI-U means the Consumer Price Index for all Urban Consumers. It is published by the United States Department of Labor. If this index is discontinued or if the method of computing is materially changed, We may choose another index. We will choose an index that, in Our opinion, would most accurately reflect the rate of change in the cost of living in the United States. This index will be subject to the prior approval of the Insurance Department of the state of New York. CPI will then mean the index We chose.

CPI-U Change means the result of a computation We will make as of each Review Date. We will divide the CPI-U for the most recent Index Month by the CPI-U for the Index Month prior to the most recent Index Month.

600–NY–2	Page 4

CPI-U Factor means the result of the CPI-U Change as of the current Review Date multiplied by the CPI-U Change for each prior Review Date occurring since the Disability began. The CPI-U Factor as of the first Review Date will equal the CPI-U Change as of that Review Date. The CPI-U Factor is determined as of each Review Date while Disability continues.

Disability or Disabled means that You are Totally Disabled or Residually Disabled. Disability must start while this Policy is in force; except, if the Policy terminates, a Disability resulting from Injuries may begin within 30 days from the date of an accident that occurred before the Policy terminated. A Disability begins with an Elimination Period and has a maximum benefit period applied to it.

Effective Date means the date that the Policy becomes effective. It is shown in the Policy Schedule.

Elimination Period means the number of days that must elapse in a Disability before benefits become payable. The number of days is shown in the Policy Schedule. These days need not be consecutive; they can be accumulated during a Disability to satisfy an Elimination Period. Benefits are not payable, nor do they accrue, during an Elimination Period.

Hospital means a short-term, acute, general hospital, which:

1.	is primarily engaged in providing, by or under the continuous supervision of physicians, to inpatients, diagnostic services and therapeutic services for diagnosis, treatment and care of injured or sick persons;

2.	has organized departments of medicine and major surgery;

3.	has a requirement that every patient must be under the care of a physician or dentist;

4.	provides 24-hour nursing service by or under the supervision of a registered professional nurse (R.N.);

5.	if located in New York State, has in effect a hospitalization review plan applicable to all patients which meets at least the standards set forth in section 1861 (k) of United States Public Law 89-97, (42 USCA 1395x(k)); and

6.	is duly licensed by the agency responsible for licensing such hospitals.

In no event will Hospital, other than incidentally, mean a place of rest, a place primarily for the treatment of tuberculosis, a place for the aged, a place for drug addicts, alcoholics, or a place for convalescent, custodial, educational, or rehabilitative care.

Index Month means the calendar month four months prior to the calendar month in which a Review Date occurs. The first Index Month for any Disability will be the calendar month four months prior to the month that Your Disability began.

Injury or Injuries means accidental bodily injury that occurs after the Effective Date and while Your Policy is in force.

Insured is named in the Policy Schedule and is the owner of this Policy.

Loss of Earnings for any month means Your Prior Earnings minus Your Monthly Earnings in the month for which a benefit is claimed. This difference will be considered a Loss of Earnings to the extent it is due to the Injury or Sickness that caused the Disability. The Loss of Earnings must be at least 20% of Prior Earnings.

Maximum Benefit Period for Mental Disorders is the longest period of time for which We will pay benefits for loss contributed to or caused by Mental Disorders. It is shown in the Policy Schedule.

600–NY–F	Page 5

Maximum Benefit Period for Residual Disability is the longest period of time for which We will pay benefits during Residual Disability. It is shown in the Policy Schedule.

Maximum Benefit Period for Total Disability is the longest period of time for which We will pay benefits during a Total Disability. It is shown in the Policy Schedule.

Mental Disorders means any disorder (except dementia resulting from stroke, trauma, infections or degenerative diseases such as Alzheimer’s disease) classified in the Diagnostic and Statistical Manual of Mental Disorders (DSM), published by the American Psychiatric Association, most current as of the start of a Disability. Such disorders include, but are not limited to psychotic, emotional or behavioral disorders, or disorders relatable to stress or to substance abuse or dependency. If the DSM is discontinued or replaced, these disorders will be those classified in the diagnostic manual then in use by the American Psychiatric Association as of the start of a Disability.

Monthly Earnings means Your salary, wages, commissions, bonuses, fees and income earned for services performed. If You own any portion of a business or profession, it means:

1.	Your share of income earned by that business or profession;

2.	less Your share of business expenses that are deductible for Federal income tax purposes;

3.	plus Your salary and any contributions to a pension or profit sharing plan made on Your behalf.

Monthly Earnings does not include:

1.	income from deferred compensation plans, disability income policies or retirement plans; or

2.	income not derived from Your vocational activities.

We will allow either the cash or accrual accounting method, but during a Disability, the same method must be used when determining Loss of Earnings.

Physician means a person who is licensed by law, and is acting within the scope of the license, to treat Injuries or Sickness that results in a Disability. A Physician cannot be You or anyone related to You by blood or marriage, a business or professional partner, or any person who has a financial affiliation or business interest with You. A Physician must be a licensed psychiatrist or a licensed doctoral level psychologist if a Disability is due to a Mental Disorder that is classified in the Diagnostic and Statistical Manual of Mental Disorders (DSM), or its successor, published by the American Psychiatric Association as of the beginning of a Disability.

Physician’s Care means the regular and personal care of a Physician as frequently as is medically required according to standard medical practice, and which, under prevailing medical standards, is appropriate for the condition causing the Disability.

Policy means the legal contract between You and Us. The policy, any application(s), the Policy Schedule(s) and any attached papers that We call riders, amendments, or endorsements make up the entire contract between You and Us.

600–NY	Page 6

Pre-existing Condition means a sickness or physical condition for which within two years prior to the Effective Date:

1.	symptoms existed that would ordinarily cause a prudent person to seek advice or treatment from a Physician; or

2.	advice or treatment was recommended by or received from a Physician.

Prior Earnings means the greater of Your Monthly Earnings:

1.	for the 12 months just prior to the Disability for which claim is made; or

2.	for the fiscal year with the higher earnings of the last two fiscal years prior to the Disability for which claim is made.

Starting as of the first Review Date, We will make an inflation adjustment to Your Prior Earnings. We will multiply Your Prior earnings by the CPI-U Factor. The result will be used until the next Review Date to compute Residual Disability Benefit amounts payable. The inflation adjustment increase will be at least 2% of Your Prior Earnings amount. In no event will the inflation adjustment increase be more than 10% of Your Prior Earnings amount.

Recurrent Disability means a Disability that occurs within twelve months after the end of a previous Disability that is due to the same or related causes.

Residual Disability or Residually Disabled means that You are not Totally Disabled, but due to Injury or Sickness;

1.	You are unable to perform one or more of the material and substantial duties of Your Occupation; or You are unable to perform them for as long as normally required to perform them; and

2.	You are receiving Physician’s Care. We will waive this requirement if We receive written proof acceptable to Us that further care would be of no benefit to You.

After the end of the Elimination Period, Residual Disability or Residually Disabled also means;

3.	You incur a Loss of Earnings while You are engaged in Your Occupation or Any Occupation.

Review Date means each anniversary of the start of a Disability.

Rider Effective Date means the date that the Rider becomes effective. It is shown in the Policy Schedule.

Sickness means sickness or disease that first manifests itself after the Effective Date and while Your Policy is in force. It includes Disability from surgery performed to improve Your appearance or prevent disfigurement or to transplant part of Your body to someone else.

600–NY–F	Page 7

Total Disability or Totally Disabled means that because of Injuries or Sickness:

1.	You are unable to perform the material and substantial duties of Your Occupation; and

2.	You are not engaged in any other occupation; and

3.	You are receiving Physician’s Care. We will waive this requirement if We receive written proof acceptable to Us that further Physician’s Care would be of no benefit to You.

After the end of the Your Occupation Period, then Total Disability also means:

4.	You are unable to perform the material and substantial duties of Any Occupation.

Total Disability Monthly Amount is shown in the Policy Schedule.

We, Our, and Us refer to The Provident Life and Accident Insurance Company and its affiliates.

Work Incentive Period for Residual Disability is shown in the Policy Schedule.

You, Your and Yourself refer to the Insured named in the Policy Schedule.

Your Occupation means the occupation or occupations, as performed in the national economy, rather than as performed for a specific employer or in a specific location, in which You are regularly engaged at the time You become Disabled.

Your Occupation Period is shown in the Policy Schedule.

PART 2—EXCLUSIONS

Exclusions

We will not pay benefits for a Disability contributed to or caused by:

1.	war or act of war, whether declared or undeclared; or

2.	normal pregnancy or childbirth during the first 90 days of Disability (We will pay benefits for loss caused by Complications of Pregnancy.); or

3.	intentionally self inflicted injuries; or

4.	any loss We have excluded by name or specific description (any such exclusion will appear in the Policy Schedule).

We will not pay benefits for any period of time during a Disability that You reside outside the United States or its possessions, or the countries of Canada or Mexico for more than 12 months in the aggregate, unless We agree in writing. You will be considered to reside outside these countries when You have been outside the United States or its possessions, Canada or Mexico for a total period of 6 months or more during any 12 consecutive months during a Disability.

Pre-existing Conditions Limitation

We will not pay benefits for a Disability caused by a Pre-existing Condition that was not disclosed, or that was misrepresented, in answer to a question in the application for this Policy.

600–NY	Page 8

PART 3—PREMIUM AND REINSTATEMENT

Payment of Premium

The first term of this Policy starts on the Effective Date shown in the Policy Schedule. It ends on the First Renewal Date. Later terms are periods for which You pay renewal premiums. All terms will begin and end at 12:01 A.M., Standard Time at Your home. You continue the Policy in force from term to term by paying premiums when due. The renewal premium for each term is due on the day the preceding term ends, subject to the grace period.

Premiums may be paid annually or semi-annually. If Our rules permit it, You can pay the premiums quarterly or monthly. We will allow You to change this by written request. But, We will not allow a change while You are Disabled.

Grace Period

Unless not less than 30 days prior to the renewal date We have delivered to You or mailed by first class mail to Your last address shown in Our records written notice of Our intent not to renew this Policy beyond the period for which the premium has been accepted, a grace period of 31 days is allowed for late payement of premium, falling due after the first premium. Your Policy will remain in force during the grace period.

If the premium is not paid when it is due or within the grace period, the Policy will lapse.

Reinstatement

If a renewal premium is not paid before the grace period ends, the Policy will lapse. You may apply to reinstate this Policy within six months from the date of the Policy lapse by: 1) completing an application for reinstatement and 2) paying the full amount of overdue premium. You will be given a conditional receipt for the premium tendered. If Your application is approved, the Policy will be reinstated as of the approval date. If We fail to act on Your application (by approving or disapproving it) within 45 days from the date of the conditional receipt, the Policy will be reinstated on that 45th day.

If We or one of Our authorized representatives accept the overdue premiums without requiring an application for reinstatement, the Policy will be reinstated.

The reinstated Policy will cover only loss that results from Injuries that occur after the date of reinstatement or Sickness that is first manifested more than 10 days after that date. In all other respects, Your rights and Ours will remain the same, subject to any provisions noted on or attached to the reinstated Policy.

600–NY	Page 9

Premium Refund

We will make pro-rata refunds of premium:

1.	in the event of Your death (such refunds will be made to Your estate for any premium paid for a period beyond the date of Your death.);

2.	if the Policy terminates because You stop working (except because of Injury or Sickness) when this Policy has been continued after Your 65th birthday, or if later, after it has been in force for five years;

3.	if You suspend Your Policy in accordance with the Suspension During Military Service provision; or

4.	in accordance with the Waiver of Premium provision.

Suspension During Military Service

You may suspend Your Policy if You enter full-time active duty: 1) in the military (land, sea or air) service of any nation or international authority, or 2) in a reserve component of the armed forces of the United States, including the National Guard. However, You may not suspend the Policy during active Military training lasting three months or less. The Policy will not be in force while it is suspended, and you will not have to pay any premiums. When We receive Your written request to suspend the Policy, He will refund the pro-rata portion of any premium paid for a period beyond the date We receive Your request.

You may place this Policy back in force without evidence of insurability. The Policy may be placed back in force as of the date of termination of the period of full-time active duty. Your coverage will start again when:

1.	We receive Your written request to place the Policy back in force; and

2.	You have paid the pro-rata premium for coverage until the next premium due date.

We must receive Your request and premium payment within 90 days after the date. Your active duty service in the military ends. Premiums will be at the same rate they would have been had Your Policy remained in force. In all other respects, You and we will have the same rights under the Policy as before it was suspended.

Waiver of Premium

After 90 days of Disability resulting from Injuries or Sickness not excluded from coverage, We will:

1.	refund any premiums for this Policy that were due and paid while You were Disabled; and

2.	waive the payment of premiums that thereafter become due for as long as the Disability continues, but not beyond the maximum benefit period.

After the Disability ends, or after the maximum benefit period ends, whichever comes first, to keep this Policy in force You must resume the payment of premiums by paying the pro-rata premium until the next premium due date. Thereafter premium will be due and payable as provided in the Policy.

For premiums to be waived, You must provide Us with satisfactory proof of Disability.

600–NY–F	Page 10

PART 4—RENEWAL OPTION IF EMPLOYED

BENEFITS FOR TOTAL DISABILITY—LIMITED BENEFIT PERIOD

Renewal Option

After Your 65th birthday You may continue Your Policy while:

1.	You remain actively and regularly employed for at least 30 hours per week; and

2.	The premium is paid on time.

We can require proof after Your 65th birthday that You have continued to be actively and regularly employed for at least 30 hours per week.

The Policy must be in force when You elect this option.

The only benefits that will continue under this option are Benefits for Total Disability. All other benefits and options in force on Your 65th birthday will end on that date, unless otherwise stated in Your Policy.

Maximum Benefit Period for Total Disability

If You elect this option, We will pay the Total Disability Monthly Amount subject to the same provisions, exceptions and limitations in the Policy.

For Total Disability starting:

1.	After Your 65th birthday, but before Your 75th birthday, the Maximum Benefit Period for Total Disability will be 24 months or the period shown in the Policy Schedule if less; and

2.	After Your 75th birthday, the Maximum Benefit Period for Total Disability will be 12 months.

Premiums after Age 65

The premium will be the rate then in effect for Your rating group. We can change the premium rate but only if We change the rate for everyone who has this policy form in Your rating group in the state in which this Policy was issued. Coverage will be provided for any period after Your 65th birthday for which a premium has been accepted.

Any premium paid after Your 65th birthday for a period not covered by Your Policy under this option will be returned to You.

600–NY	Page 11

PART 5—CLAIMS

Time of Loss

All losses must occur while Your Policy is in force.

Written Notice of Claim

Written notice of claim must be given to Us within 30 days after a covered loss starts. If this cannot be done, then notice must be given as soon thereafter as is reasonably possible. You should send the notice to Our home office, 1 Fountain Square, Chattanooga, Tennessee 37402, or to Your agent. Notice should include Your name and the policy number.

Claim Forms

After We receive the written notice of claim, We will send You Our proof of loss forms within 15 days. If We do not, You will meet the written proof of loss requirements if You send Us, within the time set forth below, a written statement of the nature and extent of Your loss.

Written Proof of Loss

Written proof of loss must be sent to Us within 90 days after the end of each period for which You are claiming benefits. If that is not reasonably possible, Your claim will not be reduced or denied for that reason if such proof is filed as soon as is reasonably possible. However, unless You are legally incapacitated, written proof must be given within one year after the date it was required.

We can require any proof that We consider necessary to consider your claim. This may include medical information, personal and business tax returns filed with the Internal Revenue Service, financial statements, accountant’s statements or other proof acceptable to Us. Also, We or an independent accountant retained by Us shall have the right to examine the financial records of the business and of the Insured as often as We may reasonably require.

Examinations

At Our expense, We can require that You undergo a medical examination, functional capacity examination and/or psychiatric examination, including any related tests as are reasonably necessary to the performance of the examination by a Physician or specialist appropriate for the condition at such time and place and as frequently as We may reasonably require. We reserve the right to select the examiner. We will pay for the examination, including the costs associated with Your travel to the examination, if the examination cannot be conducted locally.

You must meet with Our representative for a personal interview or review of records at such time and as frequently as We reasonably require.

Responsibility to Obtain Appropriate Medical Care

You have the responsibility to obtain all reasonably appropriate medical care and treatment using all generally accepted medical procedures for the condition upon which the claim for benefits under the Policy is based. This medical care must be medically reasonable for such conditions to an ordinarily prudent person.

600–NY	Page 12

Time of Payment Of Claim

After We receive satisfactory written proof of loss, We will pay monthly all benefits We owe You at the end of each month of Disability. For periods less than one month, We will pay 1/30th of the benefit for each day of Disability. The balance of any unpaid benefits will be paid promptly at the end of the claim.

Payment of Claims

All benefits will be paid to You. Benefits terminate upon Your death. If any benefit is payable but not yet paid upon Your death, then We will pay Your estate. If You are not competent to give valid release, We can pay up to 1,000 dollars to one of Your relatives who We believe is equitably entitled to it. If We do that in good faith. We will not be liable to anyone for the amount We pay.

600–NY	Page 13

PART 6—THE CONTRACT

Entire Contract; Changes

This Policy (with the application and attached papers) is the entire contract between You and Us. No change in this Policy will be effective until approved by a Company officer. This approval must be noted on or attached to this Policy. No agent may change this Policy or waive any of its provisions.

Time Limit On Certain Defenses

Misstatements in the Application

After two years from the Effective Date of this Policy, no misstatements, except fraudulent misstatements, made by You in the application for this Policy will be used to void or Contest the Policy or to deny a claim for loss incurred or Disability that starts after the end of such two year period.

Limitation on Pre-existing Conditions

No claim for loss incurred or Disability that starts after two years from the Effective Date of this Policy will be reduced or denied on the ground that a sickness or physical condition not excluded by name or specific description had existed before the Effective Date of this Policy.

Conformity With State Statutes

Any provisions in this Policy which, on its Effective Date, conflict with the laws of the state in which You reside on that date is amended to meet the minimum requirements of such laws.

Legal Action

You cannot bring legal action within 60 days from the date written proof of loss is given. You cannot bring it after 3 years from the date written proof of loss is required.

Assignment

We will not be bound by an assignment of Your Policy for any claim unless We receive a written assignment at Our home office before We pay the benefits claimed. We will not be responsible for the validity of any assignment. An absolute assignment is a change of policy owner to the assignee. A collateral assignment is not a change of the policy owner; in this case benefits will be paid jointly to the policy owner and the assignee.

Misstatement of Age

If Your age has been misstated, the benefits under the Policy will be those that the premium You paid would have purchased at Your correct age.

Illegal Occupation

We shall not be liable for any loss to which a contributing cause was Your commission of or attempt to commit a felony or to which a contributing cause was Your being engaged in an illegal occupation.

600–NY–F	Page 14

PART 7—BENEFITS

Benefits for Total Disability

If You are Totally Disabled, We will pay benefits as follows:

1.	Benefits start to accrue on the day of Total Disability following the Elimination Period.

2.	The Total Disability Monthly Amount will be paid for as long as Total Disability continues, but not beyond the Maximum Benefit Period for Total Disability.

Benefits for Disability Resulting from a Mental Disorder

If Your Disability is contributed to or caused by a Mental Disorder, We will pay benefits according to the provisions of this Policy, except as limited by the Maximum Benefit Period for Mental Disorders.

If, at the end of the Maximum Benefit Period for Mental Disorders, You are continuously confined, due to a Disability from Mental Disorders, in a Hospital under the care of a Physician, We will waive the Maximum Benefit Period for Mental Disorders for the duration of Your hospital confinement for this Disability.

Benefits for Residual Disability

If You are Residually Disabled, We will pay benefits as follows:

1.	Benefits start to accrue on the day of Residual Disability following the Elimination Period or after Your Total Disability ends, if later.

2.	The Residual Disability Monthly Amount will be determined each month using the following formulas:

During the Work Incentive Period, the following formula will be used:

Prior Earnings minus(-) Monthly Earnings = Residual Disability

Monthly Amount*

* Residual Disability Monthly Amount cannot exceed the Total Disability Monthly Amount.

After the Work Incentive Period, the following formula will be used;

Loss of Earnings	X	Total Disability Monthly Amount	=	Residual Disability Monthly Amount
Prior Earnings

If the Loss of Earnings equals 75% or greater of Prior Earnings, We will deem the loss to be 100% of Prior Earnings.

3.	The Residual Disability Monthly Amount will be paid for as long as Residual Disability continues, but not beyond the Maximum Benefit Period for Residual Disability.

Residual Disability benefits will not be paid for any days for which Total Disability benefits are paid.

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Rehabilitation Benefit

Rehabilitation will be voluntary on Your part and on Our part. If You and We agree on a program of occupational rehabilitation in advancer, We will pay for the program as set forth in a written agreement. The goal of the program must be to return You to work.

The extent of Our role will he determined by the written agreement. Generally, We will pay the expenses of the program that are not already covered by some other social or insurance program. Some of the services that might be provided could include, but are not limited to:

1.	coordination of physical rehabilitation and medical services;

2.	financial and business planning;

3.	vocational evaluation and transferable skills analysis;

4.	career counseling and retraining;

5.	labor market surveys and job placement services; and

6.	evaluation of necessary worksite modifications and adaptive equipment.

We can periodically review the program and Your progress in it. We will continue to pay for the program as long as We determine that it is helping You return to work in Your Occupation during Your Occupation Period or Any Occupation thereafter.

As long as You continue to qualify for Policy benefits, participation in the program will not, of itself, be considered a recovery from Injury or Sickness, and benefits will continue as provided in the Policy while You are actively participating in the program.

PART 8—RECURRENT DISABILITY AND CONCURRENT DISABILITY

Recurrent Disability

If after the end of a Disability You have a Recurrent Disability, it will be considered to be a continuing Disability in order to determine the Elimination Period and the maximum benefit period applied to it.

Concurrent Disability

We will pay benefits for a Concurrent Disability as if it was caused by only one Injury or Sickness. We will not pay for more than one Disability benefit for the same period, except in the event of a Catastrophic Disability. We will always pay the larger benefit.

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POLICY RIDER

This rider is a part of Your Policy to which it is attached. This benefit is subject to the terms and conditions of this rider and the rest of the Policy. All provisions of Your Policy apply to this rider and remain the same except where We change them by this rider.

This rider is effective on the Effective Date of Your Policy or the Rider Effective Date, whichever is later.

Your Policy is amended by deleting the following exclusion:

Normal pregnancy or childbirth during the first 90 days of Disability (We will pay benefits for loss caused by complications of pregnancy.)

PROVIDENT LIFE AND CASUALTY INSURANCE COMPANY

President and Chief Executive Officer

C–600–ML–NY–F	Page 1

CHOICE RIDER

This rider is a part of Your Policy to which it is attached. This benefit is subject to the terms and conditions of this rider and the rest of the Policy. All provisions of Your Policy apply to this rider and remain the same except where We change them by this rider.

This rider is effective on the Effective Date of Your Policy or the Rider Effective Date, whichever is later.

Your Policy is amended by adding or changing the following provisions:

DEFINITIONS

Full Time Work means working at least as many hours as You worked prior to Disability. In no event will We consider Full Time work to mean more than 50 hours per week.

Maximum Benefit Period for Recovery Benefits is the longest period of time for which We will pay benefits during a Recovery. It is shown in the Policy Schedule.

Recovery means that, following a Disability that continued at least until the end of the Elimination Period:

1.	You incur a Loss of Earnings that is due to the prior Injury or Sickness that caused the Disability; and

2.	You have returned to Full Time Work in Your Occupation.

BENEFITS

Benefits for Recovery

If You experience a Recovery, We will pay benefits as follows:

1.	Benefits start to accrue on the day after Your Disability ends.

2.	The Recovery Benefit will be determined each month using the following formula:

Loss of Earnings	X	Total Disability Monthly Amount	=	Recovery Benefit
Prior Earnings

3.	The Recovery Benefit will be paid for as long as Your Recovery continues, but not beyond the Maximum Benefit Period for Recovery Benefits.

PROVIDENT LIFE AND CASUALTY INSURANCE COMPANY

President and Chief Executive Officer

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